Exhibit 10.3

Execution Version

AGREEMENT NOT TO DISSENT

THIS AGREEMENT NOT TO DISSENT (this “Agreement”) is dated as of January 13, 2017, by and among The Williams Children’s Partnership, Ltd. (the “Stockholder”), Noble Energy, Inc., a Delaware corporation (“Parent”), and, solely for purposes of Section 9 hereof, Clayton Williams Energy, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company, Wild West Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and NBL Permian LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will be merged with Merger Sub (the “Merger”), and each outstanding share of common stock, par value $0.10 per share, of the Company (“Company Common Stock”) will be converted into the Merger Consideration;

WHEREAS, the Stockholder beneficially owns of record 3,041,412 shares of Company Common Stock (such shares of Company Common Stock are referred to herein as the “Subject Shares”);

WHEREAS, as a condition to Parent to enter into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement;

WHEREAS, the Company has requested that the Stockholder enter into this Agreement; and

WHEREAS, the execution and delivery of this Agreement by the Stockholder, and the form and substance of this Agreement, have been reviewed by the Audit Committee of the Company’s Board in consultation with outside legal counsel and recommended by the Committee for approval by the Board of Directors of the Company, and have been approved by the Board of Directors of the Company.

NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein and therein, the parties, intending to be legally bound hereby, agree as follows:

1.         Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Parent as of the date hereof as follows:

(a)        Due Organization; Qualification.  If the Stockholder is an entity, the Stockholder is duly formed under the laws of its jurisdiction of organization and is validly existing and in good standing under the laws thereof.

(b)        Authority; No Violation. If the Stockholder is an entity, the Stockholder has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  If the Stockholder is an entity, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly approved by the governing authority of the Stockholder, and no other organizational proceedings on the part of the Stockholder are necessary to approve this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.  Neither the execution and delivery of this Agreement by the Stockholder, nor the consummation by the Stockholder of the transactions contemplated hereby, nor compliance by the Stockholder with any of the terms or provisions hereof, will (x) if the Stockholder is an entity, violate any provision of the governing documents of the Stockholder, (y) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Stockholder, or any of its properties or assets, or (z) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, claim, mortgage, encumbrance, pledge, deed of trust, security interest, equity or charge of any kind (each, a “Lien”) upon any of the Subject Shares pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Stockholder is a party, or by which it or any of its properties or assets may be bound or affected.

(c)        The Subject Shares.  As of the date of this Agreement, the Stockholder is the beneficial owner of and has the sole right to vote and dispose of the Subject Shares, free and clear of any Liens whatsoever, except for any Liens which arise hereunder.  None of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction, except as contemplated by this Agreement.  Without limiting the generality of the foregoing, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to sell, transfer (including by tendering into any tender or exchange offer), assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose of or encumber, including by operation of law or otherwise (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, other than a Transfer, such as a hedging or derivative transaction, with respect to which such Shareholder retains its Subject Shares and the sole right to vote, dispose of and exercise dissenters’ rights with respect to its Subject Shares during the Applicable Period, and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.  Other than the Subject Shares and the Company Warrant, such Stockholder does not own any equity interests or other equity-based securities in the Company or any of its Subsidiaries.

(d)       Absence of Litigation.  There is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of the Stockholder, threatened against the Stockholder, or any property or asset of the Stockholder, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

(e)        No Consents Required.  No consent of, or registration, declaration or filing with, any Person or Governmental Authority is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement and except for any applicable requirements and filings with the SEC, if any, under the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder’s obligations under this Agreement in any material respect.

(f)        Reliance.  The Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(g)        Stockholder Has Adequate Information.  The Stockholder is a sophisticated seller with respect to the Subject Shares and has adequate information concerning the business and financial condition of Parent to make an informed decision regarding the Merger and the transactions contemplated thereby and has independently and without reliance upon Parent and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Parent has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.  Notwithstanding the foregoing, and for the elimination of doubt, Stockholder is not waiving and is expressly preserving any claims that might arise in connection with the Registration Statement contemplated to be filed in connection with the Merger.

2.         Representations and Warranties of Parent.  Parent hereby represents and warrants to the Stockholder as of the date hereof as follows:

(a)        Due Organization.  Parent is a corporation duly incorporated under the laws of the State of Delaware and is validly existing and in good standing under the laws thereof.

(b)        Authority; No Violation. Parent has full corporate power and authority to execute and deliver this Agreement.  The execution and delivery of this Agreement have been duly and validly approved by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Stockholder) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.  Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (x) violate any provision of the governing documents of Parent or the certificate of incorporation, by-laws or similar governing documents of any of Parent’s Subsidiaries, (y) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Parent or any of Parent’s Subsidiaries, or any of their respective properties or assets, or (z) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of Parent’s Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of Parent’s Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

3.         Covenants of the Stockholder.  The Stockholder agrees as follows; provided that all of the following covenants shall apply solely to actions taken by the Stockholder in its capacity as a stockholder of the Company:

(a)        Dissenters’ Rights.  The Stockholder hereby waives, and agrees not to exercise or assert, if applicable, and to cause any record holder of any Subject Shares to waive and not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

(b)        No Transfers.  Except as provided in the last sentence of this Section 3(b), the Stockholder agrees not to, and to cause any record holder of any Subject Shares, not to, in any such case directly or indirectly, during the Applicable Period (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares (or any interest therein) to any Person, other than the exchange of the Subject Shares for Merger Consideration in accordance with the Merger Agreement, or (ii) grant any proxies, or deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement.  Subject to the last sentence of this Section 3(b), the Stockholder further agrees not to commit or agree to take, and to cause any record holder of any Subject Shares not to commit or agree to take, any of the foregoing actions during the Applicable Period.  Notwithstanding the foregoing, the Stockholder shall have the right to Transfer its Subject Shares to an Affiliate if and only if such Affiliate shall have agreed in writing, in a manner acceptable in form and substance to Parent, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement, and (ii) to be bound by this Agreement as if it were “the Stockholder” for all purposes of this Agreement; provided, however, that no such transfer shall relieve the Stockholder from its obligations under this Agreement with respect to any Subject Shares.

(c)        Agreement to Vote Subject Shares Against Alternative Transactions.  During the Applicable Period (as defined below), at any meeting of the stockholders of the Company, however called, or at any postponement or adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstance upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, the Stockholder shall, and shall cause any holder of record of the Subject Shares on any applicable record date to, vote or, if stockholders are requested to vote their shares through the execution of an action by written consent in lieu of such meeting of stockholders of the Company, execute a written consent or consents with respect to, all of the Subject Shares:  (i) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any Alternative Proposal, and (ii) against any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any outstanding class of capital stock of the Company.  During the Applicable Period, the Stockholder shall retain at all times the right to vote all of the Subject Shares in the Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 3(c) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.  During the Applicable Period, in the event that any meeting of the stockholders of the Company is held, the Stockholder shall (or shall cause the holder of record on any applicable record date to) appear at such meeting or otherwise cause all of the Subject Shares to be counted as present thereat for purposes of establishing a quorum.  During the Applicable Period, the Stockholder further agrees not to commit or agree, and to cause any record holder of any Subject Shares not to commit or agree, to take any action inconsistent with the foregoing during the Applicable Period.  “Applicable Period” means the period from and including the date of this Agreement to and including the date of the termination of the Merger Agreement; provided, however, that if the Merger Agreement is terminated by Parent or by the Company pursuant to Section 9.1(f) of the Merger Agreement or by Parent pursuant to Section 9.1(c) of the Merger Agreement, the Applicable Period shall extend through and including the date that is 180 days following such termination.

(d)       Adjustment to Subject Shares.  In case of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(e)        Non-Solicitation.  Except to the extent that the Company or the Company Board is permitted to do so under the Merger Agreement, but subject to any limitations imposed on the Company or the Company Board under the Merger Agreement, the Stockholder agrees, solely in its capacity as a stockholder of the Company, that it shall not, and shall cause its Affiliates and its and their respective agents and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any Alternative Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries to any Person that has made an Alternative Proposal, (iii) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Alternative Proposal or (iv) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement with respect to an Alternative Proposal.  Each Stockholder will, and will cause its Affiliates and its and their respective investment bankers, attorneys, accountants and other representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal.  Nothing contained in this Section 3(e) shall prevent any Person affiliated with the Stockholder who is a director or officer of the Company or designated by the Stockholder as a director of officer of the Company, when acting in his capacity as a director or officer of the Company, from exercising his fiduciary duties as a director or officer of the Company including taking any actions permitted under Section 7.3 of the Merger Agreement.

4.         Assignment; No Third Party Beneficiaries.  Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties hereto, except that Parent may assign, it its sole discretion, any or all of its rights, interest and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Company is an intended third party beneficiary of the agreement of the Stockholder set forth in Section 3(a) hereof.

5.         Termination.  This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of: (a) the expiration of the Applicable Period; (b) the Effective Time; (c) the date of any modification, waiver or amendment to the Merger Agreement effected without the Stockholder’s consent that (y) decreases the amount or changes the form of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement or (z) otherwise materially adversely affects the interests of the stockholders of the Company; and (d) the mutual written consent of the parties hereto.  In the event of termination of this Agreement pursuant to this Section 5, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, that no such termination shall relieve any party from liability for any breach hereof prior to such termination

6.         General Provisions.

(a)        Amendments.   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)        Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

(i)         If to the Stockholder, to:

c/o Clayton Williams Energy, Inc.

6 Desta Drive, Suite 6500

Midland, TX 79705

Attention:  General Counsel

Facsimile:  432-688-3468

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas, 77002

Attention:   Michael Dillard

John Greer

Facsimile:  (713) 546-5401

(ii)        If to Parent, to:

c/o Noble Energy, Inc.

1001 Noble Energy Way

Houston, TX 77070

Attention:  General Counsel

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana St., Suite 6800

Houston, TX 77002

Attention:   Frank E. Bayouth

Eric C. Otness

Facsimile: (713) 655-5200

(c)        Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 13 , 2017.

(d)       Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

(e)        Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(f)        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof or of any other jurisdiction.

(g)        Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated and unenforceable term or provision, and that puts each party hereto in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

(h)        Waiver. Any provisions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(i)         Further Assurances. The Stockholder will, from time to time, (i) at the request of Parent take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement and (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the intent and purposes of this Agreement.

(j)         Publicity.  Except as otherwise required by law (including securities laws and regulations) and the regulations of any national stock exchange, so long as this Agreement is in effect, the Stockholder shall not issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Merger Agreement, without the consent of Parent, which consent shall not be unreasonably withheld.

(k)        Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

7.         Stockholder Capacity. The Stockholder signs solely in its capacity as the beneficial owner of the Subject Shares and nothing contained herein shall limit or affect any actions taken by any officer, director, partner, Affiliate or representative of the Stockholder who is or becomes an officer or a director of the Company in his or her capacity as an officer or director of the Company, and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

8.         Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be a sufficient remedy of any such breach.  It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of proving the inadequacy of money damages.  Notwithstanding the foregoing, Parent and Merger Sub agree that with respect to any damage claim that might be brought against the Stockholder or any of its affiliates under this Agreement, and without regard to whether such claim sounds in contract, tort or any other legal or equitable theory of relief, that damages are limited to actual damages and expressly waive any right to recover special damages, including without limitation, lost profits as well as any punitive or exemplary damages.  In the event of any litigation over the terms of this Agreement, the prevailing party in any such litigation shall be entitled to reasonable attorneys’ fees and costs incurred in connection with such litigation.  The parties hereto further agree that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware) and any appellate court from any thereof.  In addition, each of the parties hereto (a) consents that each party hereto irrevocably submits to the exclusive jurisdiction and venue of such courts listed in this Section 8 in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that each party hereto irrevocably waives the defense of an inconvenient forum and all other defenses to venue in any such court in any such action or proceeding, and (c) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

9.         Expense Reimbursement.  The Company shall reimburse the Stockholder for the reasonable fees and out-of-pocket third party expenses, including reasonable fees of attorneys, incurred by the Stockholder after the date hereof in connection with or arising from the execution and delivery of, or performance under, this Agreement within ten (10) Business Days of the receipt by the Company of written request therefor from the Stockholder; provided, however, that the aggregate amount of reimbursements that the Company shall be required to make hereunder to the Stockholder shall not exceed $750,000. For the avoidance of doubt, no failure of the Company to perform its obligations hereunder shall limit or in any way excuse the obligations of the Stockholder under this Agreement.

10.       No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or any other Person any direct or indirect ownership or incidence of ownership of, or with respect to, any Subject Shares.  Subject to the restrictions and requirements set forth in this Agreement, all rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person to direct the Stockholder in the voting of any of the Subject Shares (except as otherwise specifically provided for herein).

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

NOBLE ENERGY, INC.

By:	/s/ Arnold J. Johnson
	Name:	Arnold J. Johnson
	Title:	Senior Vice President

THE WILLIAMS CHILDREN’S PARTNERSHIP, LTD.

By:	LPL/WILLIAMS GP, LLC
its General Partner

By:	/s/ Mel G. Riggs
	Name:	Mel G. Riggs
	Title:	Sole Member

Solely for Purposes of Section 9:

CLAYTON WILLIAMS ENERGY, INC.

By:	/s/ Jaime R. Casas
	Name:	Jaime R. Casas
	Title:	Vice President and Chief
Financial Officer

[Signature Page to Agreement Not to Dissent]